Exhibit 99.1

For More Information:
Public Relations	Investor Relations
Barbara Heffner	Timothy Dolan
CHEN PR, Inc.	Integrated Corporate Relations

781-672-3112

617-956-6727

bheffner@chenpr.com

tdolan@icrinc.com

PAUL G. JOUBERT NOMINATED TO PHASE FORWARD BOARD OF DIRECTORS

Dr. James I. Cash Plans to Conclude Term of Over Five Years as Director

Waltham, Mass. – February 12, 2009 – Phase Forward Incorporated (NASDAQ: PFWD), a leading provider of data management solutions for clinical trials and drug safety, today announced that Paul Joubert, CPA, has been nominated by the company’s board of directors for election to the board. Board members will be elected at the company’s next annual meeting, which is scheduled to take place on May 8, 2009.

Joubert is currently a founding partner of EdgeAdvisors, a privately held management consulting organization, and a director of Stream Global Services, Inc., a provider of multi-shore business process outsourcing services for high-end technical support, with 15,000 employees in 18 countries. He previously spent over 35 years with PricewaterhouseCoopers (PwC), an international accounting firm.

Bob Weiler, chairman and chief executive officer of Phase Forward, remarked, “Phase Forward is fortunate to add a senior executive with Paul’s vast experience to our board of directors. In addition to his financial expertise, Paul has a long history of advising technology companies on strategic initiatives to enhance and sustain growth with the goal of building shareholder value. As Phase Forward continues to grow organically and through strategic acquisitions, we believe Paul’s contributions will be invaluable.”

“Phase Forward is a clear market leader and it is setting the vision for the evolution of clinical trial and drug safety solutions,” said Joubert. “I look forward to using my business and financial background to add value to what is already a very strong and diverse board of directors at Phase Forward.”

Joubert joined PricewaterhouseCoopers in 1971 and has worked extensively with both public and private companies in start-up to mature stages of growth in the high technology, manufacturing and service industries. Joubert retired from PwC in June 2008, most recently serving as partner in the firm’s Assurance practice. Joubert’s previous roles at PwC include leading the firm’s Technology, InfoCom and Entertainment practice for the Northeast region of the United States and serving as chief of staff to the Vice-Chairman of domestic operations.

Joubert has been a frequent speaker and author on business and financial topics.  He is a graduate of Northeastern University, where he received a bachelor of science in finance and accounting. Joubert is a member of various civic and professional associations including the Association for Corporate Growth, a former director and treasurer of the Massachusetts Innovation and Technology Exchange and he serves on the Board of Overseers of the Museum of Science. He is also a member of the American Institute of Certified Public Accountants.

Separately, the company announced that Dr. James I. Cash’s over five years of service as a director will end at the next annual meeting of stockholders.  Dr. Cash is pursuing an international business start-up and cited increased demands on his time and travel commitments in his notice to the board of directors.  Dr. Cash stated, “It has been a pleasure to work with Phase Forward and to see the company’s many great achievements during my tenure.  The company’s ability to generate over 25% revenue growth and deliver a record annual non-GAAP operating margin for 2008, during extraordinary economic times, is a testament to Phase Forward’s value proposition, business model and strong leadership team.”

Weiler remarked, “I would like to thank Jim for his insights and valuable advice over the past five years, which played a key role in guiding Phase Forward through its IPO and continued profitable growth during this time. We wish him the best of luck in all of his future endeavors.”

About Phase Forward

Phase Forward is a leading provider of integrated data management solutions for clinical trials and drug safety. The company offers proven solutions for electronic data capture (InForm™), phase I clinic automation (LabPas™), clinical data management (Clintrial™), clinical trials signal detection (CTSD™), strategic pharmacovigilance (Empirica™ Signal) and Signal Management, adverse event reporting (Empirica™ Trace), applied data standards (WebSDM™) and Web-integrated interactive response technologies (Clarix™). In addition, the company provides services in the areas of application implementation, hosting and validation, data integration, business process optimization, safety data management and industry standards. Phase Forward’s products and services have been utilized in over 10,000 clinical trials involving more than 1,000,000 clinical trial study participants at over 280 organizations and regulatory agencies worldwide including: AstraZeneca, Boston Scientific, Dana-Farber Cancer Institute, Eli Lilly, the U.S. Food and Drug Administration, GlaxoSmithKline, Harvard Clinical Research Institute, Merck Serono, Novartis, Novo Nordisk, PAREXEL International, Procter & Gamble, Quintiles, sanofi-aventis, Schering-Plough Research Institute, Servier, Tibotec and the U.K. Medicines and Healthcare Products Regulatory Agency. Additional information about Phase Forward is available at www.phaseforward.com.

Cautionary Statement

Certain statements made in this press release that are not based on historical information are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  This press release contains express or implied forward-looking statements relating to, among other things, members of the company’s board of directors and their continued service and contribution to Phase Forward. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond Phase Forward’s control, which could cause actual results to differ materially from those contemplated in these forward-looking statements.  In particular, the risks and uncertainties include, among other things, the ability of Phase Forward to retain the members of its board of directors.  Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Phase Forward undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.  For additional disclosure regarding these and other risks faced by Phase Forward, see the disclosure contained in Phase Forward’s public filings with the Securities and Exchange Commission including, without limitation, its most recent Annual Report on Form 10-K, as updated by its subsequent Quarterly Reports on Form 10-Q.